Exhibit 10.17

Agreement

Party A:	Bizhen Chen

ID Number:	359002197508241028
Address:	No. 4, the 7th Block, Yupu Village, Baogai County, Shishi City, Fujian Province

Party B:	Keyan Yan

ID Number:	340825197206111314
Address:	Room 408, Building 1, No. 4-52 Yuan Yang Chi West Road, Shishi City, Fujian Province

Party C:	Roller Rome Limited

Legal Address:	Sea Meadow House, Blackburne Highway, Road Town, Tortola, British Virgin Islands

Whereas,

1.

Hongri (Fujian) Sporting Goods Co., Ltd. (“Hongri”) is a limited liability company established and legally existing under the Company Law of the People’s Republic of China (“PRC”) and other related regulations. The domicile of Hongri is Xinfengge Tower, Yupu Village, Baogai County, Shishi City. Hongri’s registered capital is RMB 5,000,000, which has been verified. Hongri’s business scope is processing, manufacturing and sales of sports clothes. Hongri was established on November 17, 2005.

2.	Party A and Party B hold 100% equity shares of Hongri in total, among which, Party A holds 50% of the equity shares, and Party B holds 50% of the equity shares.

3.	Party C is a limited liability company established under the law of British Virgin Island.

4.

Party C and Hongri entered into a Technology Development Service Agreement (“Service Agreement”) on December 18, 2006, according to which, Hongri shall pay Party C the service fees for technology development.

5.	In order to guarantee Party C’s receipt of the service fees, Party A and Party B agree to enter into this Agreement.

Based on equality and volunteerism, upon full consultation, Party A, Party B and Party C hereby enter into this Agreement in order to guarantee the payment of the service fees.

I.	Purchase Rights of Equity Shares.

Party A and Party B agree that Party C has the priority to purchase the 100% equity shares of Hongri and the corresponding rights held by Party A and Party B with an amount equal to the contributed registered capital when Party C exercises such option. Party C shall make written demand to exercise the option. After receipt of the written demand, Party A, Party B and Party C shall cooperate with each other to complete the acquisition. Party A, Party B and Party C shall be responsible for its own expenses incurred therefrom. The option shall be automatically cancelled upon termination of the Service Agreement and Hongri has made full payment of all the service fees thereunder.

II.	Mortgage.

Party A and Party B hereby respectively mortgages its 50% equity shares of Hongri, namely 100% of the equity of Hongri, and the corresponding rights held by each party to Party C as the guarantee for its receipt of the service fees. Party A and Party B agree that they will complete the mortgage formalities (including without limitation to the mortgage registration). If the Service Agreement is terminated and Hongri has fully paid all the service fees, the mortgage will be automatically cancelled, and Party A and Party B are entitled to request Party C to go through formalities to cancel the mortgage.

III.	Dividends and Bonuses.

Party A and Party B agree that Party C is entitled to receive dividends and / or bonuses from Hongri instead of and / or on behalf of Party A and Party B. Party A and Party B also authorize Party C to receive dividends and / or bonuses from Hongri instead of and / or on behalf of Party A and Party B. Party A and Party B agree that they will complete all the formalities and documents regarding receipt of dividends and / or bonuses (including without limitation to the registration formalities) as requested by Party C. If the Service Agreement is terminated and Hongri has fully paid all the service fees, Party C will not have the right to receive dividends and / or bonuses from Hongri instead of and / or on behalf of Party A and Party B.

IV.	Appointment and Removal of Directors and / or Legal Representative.

Party A and Party B agree and warrant that Party C is entitled to appoint its nominee(s) as the director and / or legal representative of Hongri. Party A and Party B agree and warrant that they will remove the current director and / or legal representative of Hongri as requested by Party C. If the Service Agreement is terminated and Hongri has fully paid all the service fees, Party C will not have the right to appoint or remove the director and / or legal representative of Hongri.

V.	Acknowledgement, Representations and Warranties

5.1 Party A and Party B warrant that they each have full and effective disposition of the 50% equity shares of Hongri. They warrant that the equity shares is not subject to any pledge, mortgage, usufructuary, any other encumbrances on the equity shares, or any claims by a third party. Otherwise, the transferor of equity shares shall be responsible for any economic and legal responsibilities for violation of this clause.

5.2 Party A and Party B waives the right and agree to cause the waiver of any restrictions on the equity shares of Hongri according to Hongri’s Articles of Association or any other arrangements, including any right of first refusal to purchase the equity shares.

5.3 Party A and Party B warrant that they have obtained all the approvals, consents or completed any registration, filing and other formalities required for enforcement of this Agreement with the governmental authorities and regulators.

5.4 Party A and Party B warrant that they have the capabilities and qualifications to fulfill the obligations under this Agreement and have the rights to enter into this Agreement with the capabilities to bear civil liabilities independently.

VI.	Modification and Termination of the Agreement.

6.1 Modification of the agreement shall be mutually consulted by the parties with written modification agreement. If the parties cannot reach an agreement after consultation, this agreement shall continue to be valid.

6.2 The agreement may be terminated by mutual agreement by the parties.

VII.	Dispute resolution.

7.1 The application law of this Agreement is the PRC law. It shall be interpreted by the PRC law. All the disputes raised under this Agreement shall be solved according to the PRC law.

7.2 Any dispute caused by enforcement of the agreement or related to the agreement shall be resolved based on mutual consultation. If the parties cannot reach consensus after consultation, any party may file law suit before the court of the PRC.

VIII.	Formation, Effectiveness of the Agreement

The agreement is formed upon execution of Party A, Party B and Party C by signatures and official stamps.

IX.	Miscellaneous

The agreement shall be executed in 3 counterparts, with each party holding one counterpart.

Date: December 18, 2006

Party A: Bizhen Chen
/s/ Bizhen Chen

Party B: Keyan Yan
/s/ Keyan Yan

Party C: Roller Rome Limited
Authorized Representative: /s/ Keyan Yan on behalf of Roller Rome Limited